UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 28, 2017 (March 27, 2017)
PACIFIC PREMIER BANCORP, INC.
(Exact name of registrant as specified in its charter)
DELAWARE	0-22193	33-0743196
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
17901 Von Karman Avenue, Suite 1200, Irvine, CA		92614
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(949) 864-8000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Pursuant to the terms of that certain Agreement and Plan of Reorganization, dated as of December 12, 2016 (the “Merger Agreement”), by and between Pacific Premier Bancorp, Inc., a Delaware corporation (the “Company”), and Heritage Oaks Bancorp, a California corporation (“HEOP”), HEOP will be merged with and into the Company, with the Company as the surviving corporation (the “Corporate Merger”), promptly followed by the merger of HEOP’s wholly-owned bank subsidiary, Heritage Oaks Bank (“Heritage Oaks Bank”), with and into Pacific Premier Bank, the wholly-owned bank subsidiary of the Company (“Pacific Premier”), with Pacific Premier as the surviving bank (the “Bank Merger” and, together with the Corporate Merger, the “Proposed Transaction”). Subject to customary closing conditions, the Proposed Transaction is expected to be consummated effective as of April 1, 2017.

The Merger Agreement requires the Company to take all action necessary to appoint or elect, effective as of the effective time of the Proposed Transaction, three individuals as directors of the Company and Pacific Premier, one of whom is required to be Simone Lagomarsino, the President and Chief Executive Officer of HEOP and Heritage Oaks Bank. In addition, Michael Morris and Michael Pfau, the Chairman and Vice Chairman, respectively, of the Boards of Directors of HEOP and Heritage Oaks Bank, have been proposed as the other two directors (all three, collectively, the “Director Nominees”). Each such individual Director Nominee is expected to serve until the first annual meeting of stockholders of the Company and Pacific Premier, as the case may be, following the effective time of the Proposed Transaction and until his or her successor is elected and qualified. Because neither the Company nor Pacific Premier is increasing the size of its respective Board of Directors, in order to facilitate the Company’s compliance with the terms of the Merger Agreement, Messrs. Kenneth Boudreau, John Goddard and Michael McKennon (the “Resigning Directors”) notified the Company’s Chairman of the Board on March 27, 2017 of their intent to resign from the Boards of Directors of the Company and Pacific Premier, effective immediately prior to, and conditioned upon, the effectiveness of the Proposed Transaction.

On March 27, 2017, pursuant to the terms of the Merger Agreement and in accordance with the Company’s Amended and Restated Bylaws, the Boards of Directors of the Company and Pacific Premier appointed each of the Director Nominees to fill the vacancies created by the resignations of the Resigning Directors, to serve as directors of the Company and Pacific Premier effective as of the effective time of the Proposed Transaction and until the first annual meeting of stockholders of the Company following the effective time of the Proposed Transaction and until her or his successor is elected and qualified; provided that, in the event the Proposed Transaction is not consummated, the appointments will have no force or effect.

ITEM 5.07 SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

On March 27, 2017, the Company held a special meeting of stockholders (the “Special Meeting”) to consider and vote upon (i) a proposal to approve the issuance of shares of the Company’s common stock to the stockholders of HEOP pursuant to the Merger Agreement, and (ii) a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the issuance of shares of the Company’s common stock in connection with the Proposed Transaction. As described below, there were sufficient shares of the Company’s common stock present in person or by proxy and voted at the Special Meeting in favor of the first proposal, and as a result, the adjournment proposal was not considered or voted upon at the Special Meeting The following are the voting results of the Special Meeting.

On the record date for the Special Meeting, there were 27,929,578 shares of the Company’s common stock issued, outstanding and entitled to vote. Stockholders holding 23,291,546 shares of Company common stock were present at the Special Meeting, in person or represented by proxy.

1. Approval of the Issuance of Shares of the Company’s Common Stock.*

For	Against	Abstain	Broker Non-Votes
23,260,571	10,611	20,364	0

*The affirmative vote of holders of at least the majority of the shares for which votes were cast at the Special Meeting was required to approve this proposal. Abstentions and broker non-votes were not counted as votes cast and, therefore, did not affect this proposal.

ITEM 7.01. REGULATION FD DISCLOSURE.

On March 28, 2017, the Company issued a press release announcing that, at the Special Meeting, its stockholders had approved the issuance of shares of the Company’s common stock to the stockholders of HEOP pursuant to the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed filed for the purposes of the Securities Exchange Act of 1934, as amended, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibit

99.1	Press Release dated March 28, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC PREMIER BANCORP, INC.

Dated:	March 28, 2017	By:	/s/ STEVEN R. GARDNER
Steven R. Gardner
Chairman, President and Chief Executive Officer